FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
VP, Investor Relations and Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION UPDATES 2014 GUIDANCE

BLOOMFIELD HILLS, Michigan, September 22, 2014 – TriMas Corporation (NASDAQ: TRS) – a diversified global manufacturer of engineered and applied products – announced today that it is lowering its full year 2014 guidance. Full year 2014 diluted earnings per share is now expected to be between $1.85 and $1.95, excluding any future events that may be considered Special Items. Previous full year 2014 guidance was an earnings per share of between $2.15 and $2.25.

The Company estimates that 2014 sales will increase 6% to 7% as compared to 2013. In addition, the Company has maintained its guidance of $55 million to $65 million of Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, in 2014.
“As previously indicated, we have faced both external market pressures and operational challenges in our Energy and Aerospace businesses to date in 2014,” said David Wathen, TriMas President and Chief Executive Officer. “While we have taken actions to improve the performance in these segments, the reality is that the improvements have not taken place at the expected pace. In addition, our Cequent businesses have faced and will continue to face additional margin pressures during the back half of 2014. We do not take lightly the need to adjust market expectations and continue to focus on capturing the opportunities and mitigating the risks we face in these choppy end markets. While we do see positive trends in certain businesses, these trends are expected to be more than offset by the recent headwinds. We are taking actions to effectively address these challenges and remain positive on the longer-term prospects for EPS growth in our business.”

Conference Call Information
TriMas Corporation will host a conference call today, September 22, 2014 at 8:30 a.m. ET to discuss information in this release and related matters. The call-in number is (888) 403-8872. Participants should request to be connected to the TriMas Corporation Update Call (Passcode ID #629511). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 6,000 employees at more than 60 facilities in 19 countries. For more information, visit www.trimascorp.com.

Cautionary Notice Regarding Forward-looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

# # #